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                                                                EXHIBIT 10.21


                                November 17, 1997



Mr. John E. Martin
The Martin Group
567 San Nicolas Drive, Suite #400
Newport Beach, CA  92660

Dear John:

        This letter sets forth the understanding between you and Diedrich Coffee, Inc., a Delaware corporation (the "Company"), regarding your role in the management of the Company (the "Agreement"). Subject to the terms and conditions set forth herein, we agree as follows:

        1. You are hereby appointed and agree to serve as a director of the Company and as Chairman of the Board of the Company. Upon your acceptance of this Agreement, I will resign as Chairman and remain a member of the Company's Board of Directors (the "Board"). You will be compensated for serving as Chairman of the Board of the Company with a base salary of $8,333.33 per month (less all amounts required by law to be withheld or deducted), payable on the last day of each month (or any pro rata portion thereof for any month of partial service), for so long as you continue in the role of Chairman of the Board. You will not be entitled to any other employee benefits and this compensation shall be in lieu of any other compensation to which you would otherwise be entitled as a member of the Board, including but not limited to the grant of options under the Company's Non-Employee Directors Stock Option Plan. You will serve in this role at the discretion of the Board and your service and compensation may be terminated by the Board at any time for any reason or no reason, without penalty or further obligation to you by the Company except as set forth in your Stock Option Plan and Agreement.

        2. In light of your significant time commitment to the Company and the fact that you will not have an office at the Company's principal executive offices, the Company agrees to employ a full-time executive assistant for you at an annual salary not to exceed $72,000 (less all amounts required by law to be withheld or deducted). In addition, your executive assistant shall be eligible for benefits commensurate with other employees in similar positions with the Company.

        3. Timothy J. Ryan, whom you have introduced to the Board, will be offered employment as Chief Executive Officer of the Company (the "CEO"), replacing me as interim Chief Executive Officer. The CEO will enter into a mutually agreeable employment agreement with the Company which will provide for compensation of $200,000 per year with an annual incentive program.




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        4. The Company shall pay or reimburse you for all reasonable and necessary travel and other business expenses incurred or paid by you in connection with the performance of services under this Agreement, consistent with the Company's policies for other senior executives of the Company.

        5. You and the Company will enter into a Stock Option Plan and Agreement, in substantially the form attached as Exhibit A hereto, pursuant to which the Company will grant to you, upon the terms and subject to approval by the stockholders of the Company and the other conditions set forth therein, options to purchase 850,000 shares of the Company's Common Stock.

        6. Pursuant to a stock purchase agreement in form satisfactory to you and the Company, the Company will issue and sell to you and you will purchase 333,333 shares of Common Stock of the Company at $3.00 per share.

        7. In connection with the consummation of the transactions described above, you and the CEO will be nominated to the Board. The Company will enter into indemnification agreements with each of you in the form provided to each of the other directors and executive officers of the Company and you will be entitled to coverage by the Company's directors and officers insurance policy to the same extent as other directors and officers of the Company.

        8. The Company shall reimburse you for your reasonable legal and accounting fees incurred in connection with the negotiation and execution of this Agreement in an amount not to exceed $10,000.

        9. The Company recognizes that you are presently involved in substantial other business activities and anticipate becoming involved in additional business activities while serving as Chairman of the Board of the Company. Notwithstanding that these other business activities may compete for your time, the Company agrees that you may in your discretion devote as much of your time as you determine in business activities other than that of serving as an officer of the Company. You have, however, indicated to the Company that while serving as Chairman of the Board of the Company, you anticipate taking an active role in developing recommendations for Company policies and strategies, communicating regularly with the executive officers of the Company and supervising the implementation of such policies and strategies. The Company further recognizes that your other business interests may involve or relate to restaurants (although not restaurants whose principal business activity is the sale and serving of coffee drinks) and that while other business opportunities involving the restaurant business (other than the coffeehouse business or other businesses in which the principal activity involves the sale of coffee and coffee beverages) may become available to you, you will not have any obligation to make such opportunities available to the Company. The Company hereby waives any and all rights and claims which it may otherwise have to such business opportunities.




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        If the provisions of this letter are consistent with your understanding of our Agreement, please sign and return the enclosed counterpart copy of this letter to me at your earliest convenience. Welcome aboard.

                                            Sincerely,


                                            Lawrence Goelman
                                            Chairman of the Board and
                                            Interim Chief Executive Officer

Accepted and agreed to:


____________________________________
John E. Martin

Date: ______________________________



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